Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-211661) pertaining to the Sabre Corporation 2016 Omnibus Incentive Compensation Plan,

(2)	Registration Statement (Form S-3 No. 333-204267) and related Prospectus of Sabre Corporation, and

(3)
Registration Statement (Form S-8 No. 333-196056) pertaining to the Sovereign Holdings, Inc. Management Equity Incentive Plan, Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan, and the Sabre Corporation 2014 Omnibus Incentive Compensation Plan

of our report dated February 15, 2019, with respect to the consolidated financial statements and schedule of Sabre Corporation, and the effectiveness of internal control over financial reporting of Sabre Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Dallas, Texas
February 15, 2019